Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Twelve Months Ended December 31, 2021

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, February 2, 2022 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended December 31, 2021 of $2.0 million, compared to net income of $1.0 million for the comparable prior year period. The Company reported net income for the twelve months ended December 31, 2021 of $7.5 million compared the net income of $2.1 million for the comparable prior year period. During the twelve months ended December 31, 2021, the Company recorded a bargain purchase gain of $1.9 million and merger-related expenses of $392,000, both associated with the acquisition of Gibraltar Bank. The Company contributed cash and stock with a value of $2.9 million ($2.1 million after-tax) to the Bogota Charitable Foundation during the twelve months ended December 31, 2020. Excluding the bargain purchase gain and the merger-related expenses in 2021 and the contribution to the charitable foundation in 2020, net income for the twelve months ended December 31, 2021 and 2020 was $5.9 million and $4.3 million, respectively1.

On January 15, 2020, the Company became the holding company for the Bank when it completed the reorganization of the Bank into a two-tier mutual holding company form of organization. In connection with the reorganization, the Company sold 5,657,735 shares of common stock at a price of $10 per share, for gross proceeds of $56.6 million. The Company also contributed 263,150 shares of common stock and $250,000 in cash to Bogota Savings Bank Charitable Foundation, Inc., and issued 7,236,640 shares of common stock to Bogota Financial, MHC, its New Jersey-chartered mutual holding company.

On February 28, 2021, the Company completed its acquisition of Gibraltar Bank and, as part of the transaction, issued 1,267,916 shares of its common stock to Bogota Financial, MHC. The conversion and consolidation of data processing platforms, systems and customer files was completed in August 2021. The merger added three branches to the Bank’s network. In the third quarter of 2021, the Bank opened a new branch in Hasbrouck Heights, New Jersey, which also include additional offices for staff.

Other Financial Highlights:

•	Total assets increased $96.5 million, or 13.0%, to $837.4 million from $740.9 million at December 31, 2020, primarily due to assets acquired from the Gibraltar Bank acquisition.

•	Net loans increased $12.5 million, or 2.2%, to $570.2 million at December 31, 2021 from $557.7 million at December 31, 2020.

•	Total deposits were $597.5 million, increasing $95.5 million, or 19.0%, as compared to $502.0 million at December 31, 2020, primarily due to acquiring deposits from the Gibraltar Bank acquisition.

[1] This number represents a non-GAAP financial measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

•

Return on average assets was 1.23% for the twelve-month period ended December 31, 2021 compared to 0.28% for 2020. Without the bargain purchase gain and merger-related expenses in 2021 and the charitable foundation contribution in 2020, the return on average assets would have been 0.98%[1] and 0.55%[1] for the twelve-month periods ended December 31, 2021 and 2020, respectively.

•

Return on average equity was 7.06% for the twelve-month period ended December 31, 2021 compared to 1.66% for 2020. Without the bargain purchase gain and merger-related expenses in 2021 and the charitable foundation contribution in 2020, the return on average equity would have been 5.60%[2] and 3.25%[2] for the twelve months ended December 31, 2021 and 2020, respectively.

Joseph Coccaro, President and Chief Executive Officer, said, “During the year we completed the acquisition of Gibraltar Bank including a successful business system conversion. The Bank opened its sixth branch location in Hasbrouck Heights to provide banking services to the community and added additional office space for the Bank. The new branch was very successful with over $24.0 million in deposits by year end.”

“We are pleased with our continued strategy to expand our loan portfolio and its positive overall impacts of on our assets and income. We continue our efforts to expand our market presence, improve and expand our technology platform and offerings and manage our interest rate risk.”

Mr. Coccaro further stated, “We are pleased with our results for the year as our core earnings have shown steady growth despite the COVID-19 disruption. We continue to enjoy strong credit quality as non-performing loans and criticized assets remain very low. We continue to see improvement in our net interest margin which rose 56 basis points year over year. We finished a second round of SBA PPP loans in 2021 and look forward to continuing to serve our communities going forward. The economic impact of the COVID-19 pandemic on the Company’s operations was not material during 2021. Our loan deferrals are down to one residential loan as of December 31, 2021. I am pleased with the achievements during 2021 and I am confident that in 2022 we will see continued growth.”

Paycheck Protection Program

As a qualified Small Business Administration lender, the Company was automatically authorized to originate loans under the Paycheck Protection Program (“PPP”). During 2020, the Company received and processed 113 PPP applications totaling $10.5 million. The Company participated in the second round of PPP loans and during 2021, the Company received and processed 54 PPP applications totaling $6.9 million. The Company had 168 PPP loans outstanding totaling $5.8 million at December 31, 2021

COVID

The Company has provided assistance to individuals and small business clients directly impacted by the COVID-19 pandemic by allowing borrowers to modify their loans to defer principal and/or interest payments. Through December 31, 2020, the Company granted 172 loan modifications totaling $67.9 million. As of December 31, 2021, one residential loan totaling $117,000 was still on deferral.

[1]	This number represents a non-GAAP financial measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended December 31, 2021 and December 31, 2020

Net income increased by $987,000, or 94.3%, to $2.0 million for the three months ended December 31, 2021 from $1.0 million for the three months ended December 31, 2020. The increase was due to increases in net interest income of $1.2 million and non-interest income of $1.2 million offset by an increase in non-interest expense of $1.3 million.

Interest income on cash and cash equivalents decreased $14,000, or 27.5%, to $37,000 for the three months ended December 31, 2021 from $51,000 for the three months ended December 31, 2020 due to a 13 basis point decrease in the average yield on cash and cash equivalents from 0.27% for the three months ended December 31, 2020 to 0.14% for the three months ended December 31, 2021 due to the lower interest rate environment. The decrease was partially offset by a $33.1 million increase in the average balance of cash and cash equivalents to $106.4 million for the three months ended December 31, 2021 from $73.3 million for the three months ended December 31, 2020, reflecting excess liquidity as deposit growth exceeded loan growth.

Interest income on loans increased $419,000, or 8.2%, to $5.6 million for the three months ended December 31, 2021 from $5.1 million for the three months ended December 31, 2020 due to a 17 basis point increase in the average yield on loans from 3.64% for the three months ended December 31, 2020 to 3.81% for the three months ended December 31, 2021 and a $16.0 million increase in the average balance of loans to $577.7 million for the three months ended December 31, 2021 from $561.7 million for the three months ended December 31, 2020. The increase in the average balance of loans reflected the addition of Gibraltar loans.

Interest income on securities increased $86,000, or 23.3%, to $459,000 for the three months ended December 31, 2021 from $373,000 for the three months ended December 31, 2020 due to a $30.4 million increase in the average balance of securities to $98.3 million for the three months ended December 31, 2021 from $67.9 million for the three months ended December 31, 2020, reflecting the purchase of investments with excess liquidity as deposit growth exceeded loan growth, offset by a 32 basis point decrease in the average yield from 2.19% for the three months ended December 31, 2020 to 1.87% for the three months ended December 31, 2021.

Interest expense on interest-bearing deposits decreased $652,000, or 41.6%, to $916,000 for the three months ended December 31, 2021 from $1.6 million for the three months ended December 31, 2020. The decrease was due primarily to a 65 basis point decrease in the average cost of interest-bearing deposits to 0.65% for the three months ended December 31, 2021 from 1.30% for the three months ended December 31, 2020. The decrease in the average cost of deposits was due to the lower interest rate environment and a larger increase in the average balance of lower-cost transaction accounts than the average balance of higher cost certificates of deposit. This decrease was offset by a $80.8 million increase in the average balance of deposits to $557.6 million for the three months ended December 31, 2021 from $476.8 million for the three months ended December 31, 2020.

Interest expense on Federal Home Loan Bank borrowings decreased $96,000, or 21.9%, from $438,000 for the three months ended December 31, 2020 to $342,000 for the three months ended December 31, 2021. The decrease was due to a decrease in the average cost of borrowings of 15 basis points to 1.56% for the three months ended December 31, 2021 from 1.71% for the three months ended December 31, 2020 due to the lower interest rate environment and a decrease in the average balance of borrowings of $14.7 million to $86.9 million for the three months ended December 31, 2021 from $101.6 million for the three months ended December 31, 2020.

Net interest income increased $1.2 million, or 33.4%, to $4.9 million for the three months ended December 31, 2021 from $3.6 million for the three months ended December 31, 2020. The increase reflected a 50 basis point increase in our net interest rate spread to 2.30% for the three months ended December 31, 2021 from 1.80% for the three months ended December 31, 2020. Our net interest margin increased 41 basis points to 2.44% for the three months ended December 31, 2021 from 2.03% for the three months ended December 31, 2020.

We recorded no provision for loan losses the three months ended December 31, 2021 and recorded a $75,000 credit for the three-month period ended December 31, 2020. Lower balances in residential loans, a more positive economic environment and continued strong asset quality metrics were the reasons for the absence of a provision for the three months ended December 31, 2021. The Bank continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs. Non-performing assets were $1.9 million, or 0.23% of total assets, at December 31, 2021. The allowance for loan losses was $2.2 million, or 0.38% of loans outstanding and 113.9% of nonperforming loans, at December 31, 2021.

Non-interest income increased by $1.2 million, or 1,067.4%, to $1.3 million for the three months ended December 31, 2021 from $109,000 for the three months ended December 31, 2020. The increase was due to $1.0 million higher income on bank owned life insurance due to the purchase of $8.0 million of bank-owned life insurance and $891,000 in death benefit proceeds on bank owned life insurance, and a $139,000 gain on sale of $4.7 million residential loans during the three months ended December 31, 2021.

For the three months ended December 31, 2021, non-interest expense increased $1.3 million to $3.7 million, over the comparable 2020 period. Salaries and employee benefits increased $798,000, or 59.5%, attributable to adding the new Gibraltar employees. Data processing expense increased $38,000, or 17.1%, due to higher data processing expense from the merger. Professional fees decreased $84,000, or 37.6%, due in part to lower legal and merger expenses. The increase of other general operating expenses was mainly due to increase occupancy costs for the acquired Gibraltar Bank branches and the new branch location in Hasbrouck Heights, which opened in August.

Comparison of Operating Results for the Twelve Months Ended December 31, 2021 and December 31, 2020

Net income increased by $5.5 million to $7.5 million for the twelve months ended December 31, 2021 from $2.1 million for the twelve months ended December 31, 2020. The increase was due to increases in net interest income of $5.7 million, a decrease in the provision for loan losses of $288,000 and an increase in non-interest income of $3.4 million, offset by increases in non-interest expense of $2.5 million and income tax expense of $1.4 million.

Interest income on cash and cash equivalents decreased $298,000, or 66.4%, to $151,000 for the twelve months ended December 31, 2021 from $449,000 for the twelve months ended December 31, 2020 due to a 50 basis point decrease in the average yield on cash and cash equivalents from 0.65% for the twelve months ended December 31, 2020 to 0.15% for the twelve months ended December 31, 2021 due to the lower interest rate environment. The decrease was offset by a $31.3 million increase in the average balance of cash and cash equivalents to $99.8 million for the twelve months ended December 31, 2021 from $68.6 million for the twelve months ended December 31, 2020, reflecting excess liquidity as deposit growth exceeded loan growth.

Interest income on loans increased $1.8 million, or 8.6%, to $22.7 million for the twelve months ended December 31, 2021 from $20.9 million for the twelve months ended December 31, 2020 due to a $19.6 million increase in the average balance of loans to $583.4 million for the twelve months ended December 31, 2021 from $563.8 million for the twelve months ended December 31, 2020. The increase in the average balance of loans reflected our continued efforts to increase our loan originations and the loans acquired from Gibraltar Bank. The increase was supplemented by a 19 basis point increase in the average yield on loans from 3.70% for the twelve months ended December 31, 2020 to 3.89% for the twelve months ended December 31, 2021.

Interest income on securities increased $356,000, or 22.0%, to $2.0 million for the twelve months ended December 31, 2021 from $1.6 million for the twelve months ended December 31, 2020 due to a $20.2 million increase in the average balance of securities to $86.0 million for the twelve months ended December 31, 2021 from $65.9 million for the twelve months ended December 31, 2020 offset by a 16 basis point decrease in the average yield from 2.45% for the twelve months ended December 31, 2020 to 2.29% for the twelve months ended December 31, 2021, reflecting the purchase of investment securities at lower interest rates with excess liquidity as deposit growth exceeded loan growth.

Interest expense on interest-bearing deposits decreased $3.5 million, or 45.0%, to $4.3 million for the twelve months ended December 31, 2021 from $7.8 million for the twelve months ended December 31, 2020. The decrease was due primarily to 85 basis point decrease in the average cost of interest-bearing deposits to 0.79% for the twelve months ended December 31, 2021 from 1.64% for the twelve months ended December 31, 2020. The decrease in the average cost of deposits was due to the lower interest rate environment and a larger increase in the average balance of lower-cost transaction accounts than the average balance of higher cost certificates of deposit. This decrease was offset by a $64.6 million increase in the average balance of deposits to $537.3 million for the twelve months ended December 31, 2021 from $472.7 million for the twelve months ended December 31, 2020.

Interest expense on Federal Home Loan Bank borrowings decreased $397,000, or 20.7%, from $1.9 million for the twelve months ended December 31, 2020 to $1.5 million for the twelve months ended December 31, 2021. The decrease was primarily due to the lower interest rate environment, as the average cost of borrowings decreased 27 basis point to 1.56% for the twelve months ended December 31, 2021 from 1.83% for the twelve months ended December 31, 2020.

Net interest income increased $5.7 million, or 23.6%, to $19.3 million for the twelve months ended December 31, 2021 from $13.6 million for the twelve months ended December 31, 2020. The increase reflected a 70 basis point increase in our net interest rate spread to 2.33% for the twelve months ended December 31, 2021 from 1.63% for the twelve months ended December 31, 2020. Our net interest margin increased 57 basis points to 2.50% for the twelve months ended December 31, 2021 from 1.93% for the twelve months ended December 31, 2020.

We recorded a credit for loan losses of $88,000 for the twelve months ended December 31, 2021 compared to a provision for loan losses of $200,000 for the twelve months ended December 31, 2020. Lower balances in residential loans, a more positive economic environment and continued strong asset quality metrics were the reasons for the credit during the twelve months ended December 31, 2020. The Bank continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs.

Non-interest income increased by $3.4 million or 306.4%, to $4.5 million for the twelve months ended December 31, 2021 from $1.1 million for the twelve months ended December 31, 2020. The increase was due to $2.0 million bargain purchase gain for the Gibraltar merger, a $786,000 gain on sale of $26.6 million residential loans sold during the twelve months ended December 31, 2021, and $409,000 higher income on bank owned life insurance due to the purchase of $8.0 million of bank-owned life insurance and collection of $891,000 death benefits proceeds on bank owned life insurance.

For the twelve months ended December 31, 2021, non-interest expense increased $2.5 million to $14.5 million, over    2020. Salaries and employee benefits increased $2.6 million, or 50.9%, attributable to adding the new Gibraltar employees, additional branch offices and normal merit increases. Data processing expense increased $322,000, or 45.1%, due to higher data processing expense from maintaining two core systems until the data processing conversion was completed in August. Professional fees decreased $130,000, or 15.0%, due to lower legal and consulting fees. Merger expenses were $392,000 in 2021 associated with the Gibraltar Bank acquisition. The increase of other general operating expenses was mainly due to increased occupancy costs for the acquired Gibraltar Bank branches and the branch location in Hasbrouck Heights, which opened in August. During the twelve months ended December 31, 2020, the Bank made a $2.9 million contribution to the Bogota Charitable Foundation and there was no contribution for the twelve months ended December 31, 2021.

Balance Sheet Analysis

Total assets were $837.4 million at December 31, 2021, representing an increase of $96.5 million, or 13.0%, from December 31, 2020. Cash and cash equivalents from banks increased $24.7 million during the period primarily due to $19.6 million in repayments in residential loans and $19.3 million in cash from the Gibraltar Bank acquisition. Net loans increased $12.5 million, or 2.2%, due to new production of $92.6 million, consisting of a relatively equal mix of residential real estate loans and commercial real estate loans and $77.0 million of loans acquired from Gibraltar Bank, which was offset by $157.1 million in repayments. Securities held to maturity increased $16.5 million due to the purchase of corporate bonds and mortgage-backed securities with excess cash. Securities available for sale increased $30.0 million due to the purchase of mortgage backed securities and corporate bonds with excess cash. Bank-owned life insurance increased $7.6 million due to a new purchase of $8.0 million of Bank-owned life insurance offset by death proceeds.

Delinquent loans increased $780,000, or 87.9%, during the twelve-month period ended December 31, 2021, finishing at $1.7 million or 0.3% of total loans. During the same timeframe, non-performing assets increased $1.9 million, or 173.1%, to $1.9 million due to the addition of three loans acquired in the Gibraltar Bank acquisition and were 0.2% of total assets at December 31, 2021. The Company’s allowance for loan losses was 0.38% of total loans and 113.9% of non-performing loans at December 31, 2021.

Total liabilities increased $77.3 million, or 12.6%, to $689.8 million mainly due to deposits acquired from Gibraltar Bank, offset by a decrease in borrowings. Total deposits increased $95.5 million, or 19.0%, to $597.5 million at December 31, 2021 from $502.0 million at December 31, 2020. The increase in deposits reflected an increase in interest-bearing deposits of $83.3 million, or 17.5%, to $558.2 million as of December 31, 2021 from $474.9 million at December 31, 2020 and an increase in non-interest bearing deposits of $12.3 million, or 45.3%, to $39.3 million as of December 31, 2021 from $27.1 million as of December 31, 2020. The increases are primarily due to the $81.4 million of deposits acquired from Gibraltar Bank. Federal Home Loan Bank advances decreased $19.2 million, or 18.4%, as the $10.0 million of borrowings acquired from Gibraltar Bank were offset by $24.2 million of borrowings that matured.

Stockholders’ equity increased $19.1 million to $147.6 million, as a result of $11.5 million of capital acquired from Gibraltar Bank and net income of $7.5 million for the twelve months ended December 31, 2021. At December 31, 2021, the Company’s ratio of average stockholders’ equity-to-total assets was 17.55%, compared to 16.97% at December 31, 2020.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including if the coronavirus can continue to be controlled and abated. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on the Company’s business, financial condition, liquidity, and results of operations: demand for the Company’s products and services may decline, making it difficult to grow assets and income; if the economy worsens, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; the Company’s allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect the Company’s net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; the Company’s cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of	As of
	December 31, 2021	December 31, 2020
Assets	(unaudited)
Cash and due from banks	$14,446,792	$5,957,564
Interest-bearing deposits in other banks	90,621,993	74,428,175

Cash and cash equivalents	105,068,785	80,385,739
Securities available for sale	41,838,798	11,870,508
Securities held to maturity (fair value of $74,081,059 and $58,872,451, respectively)	74,053,099	57,504,443
Loans held for sale	1,152,500	—
Loans, net of allowance of $2,153,174 and $2,241,174, respectively	570,209,669	557,690,853
Premises and equipment, net	8,127,979	5,671,097
Federal Home Loan Bank (FHLB) stock and other restricted securities	4,851,300	5,858,100
Accrued interest receivable	2,712,605	2,855,425
Core deposit intangibles	336,364	—
Bank-owned life insurance	24,524,122	16,915,637
Other assets	4,486,366	2,153,076

Total Assets	$837,361,587	$740,904,878

Liabilities and Equity
Non-interest bearing deposits	$39,317,500	$27,061,629
Interest bearing deposits	558,162,278	474,911,402

Total Deposits	597,479,778	501,973,031
FHLB advances	85,051,736	104,290,920
Advance payments by borrowers for taxes and insurance	2,916,152	2,560,089
Other liabilities	4,337,710	3,612,762

Total liabilities	689,785,376	612,436,802

Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 14,605,700 issued and outstanding at December 31, 2021 and 13,157,525 at December 31, 2020	146,057	131,575
Additional paid-in capital	68,247,204	56,975,187
Retained earnings	84,879,812	77,359,737
Unearned ESOP shares (463,239 shares at December 31, 2021 and 489,983 shares at December 31, 2020)	(5,424,206)	(5,725,410)
Accumulated other comprehensive loss	(272,656)	(273,013)

Total stockholders’ equity	147,576,211	128,468,076

Total liabilities and stockholders’ equity	$837,361,587	$740,904,878

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Interest income
Loans	$5,555,242	$5,136,396	$22,672,097	$20,870,655
Securities
Taxable	439,128	359,665	1,912,146	1,563,721
Tax-exempt	20,094	12,836	58,888	50,853
Other interest-earning assets	91,936	130,541	424,539	791,033

Total interest income	6,106,400	5,639,438	25,067,670	23,276,262

Interest expense
Deposits	916,212	1,568,182	4,271,109	7,762,642
FHLB advances	342,317	437,559	1,519,302	1,915,991

Total interest expense	1,258,529	2,005,741	5,790,411	9,678,633

Net interest income	4,847,871	3,633,697	19,277,259	13,597,629
Provision (credit) for loan losses	—	(75,000)	(88,000)	200,000

Net interest income after provision (credit) for loan losses	4,847,871	3,708,697	19,365,259	13,397,629

Non-interest income
Fees and service charges	37,222	13,495	136,211	58,946
Gain on sale of loans	139,211	—	786,424	—
Bargain purchase gain	17,573	—	1,950,970	—
Bank-owned life insurance	1,044,628	88,543	1,436,453	1,027,703
Other	28,572	6,516	183,454	18,986

Total non-interest income	1,267,206	108,554	4,493,512	1,105,635

Non-interest expense
Salaries and employee benefits	2,140,286	1,341,846	7,743,694	5,132,372
Occupancy and equipment	361,529	163,345	1,261,306	658,854
FDIC insurance assessment	54,000	45,000	217,300	161,000
Data processing	258,414	220,670	1,036,203	714,109
Advertising	96,665	45,959	276,665	177,773
Director fees	250,877	186,011	873,008	733,102
Professional fees	138,787	222,321	735,067	865,209
Merger fees	—	—	392,197	—
Core conversion costs	—	—	730,000	—
Contribution to charitable foundation	—	—	—	2,881,500
Other	377,275	146,256	1,198,081	673,815

Total non-interest expense	3,677,833	2,371,408	14,463,521	11,997,734

Income before income taxes	2,437,244	1,445,843	9,395,250	2,505,530
Income tax expense	404,372	399,524	1,875,175	437,305

Net income	$2,032,872	$1,046,319	$7,520,075	$2,068,225

Earnings per Share - basic	$0.15	$0.08	$0.55	$0.09
Earnings per Share - diluted	$0.14	$0.08	$0.52	$0.09
Weighted average shares outstanding	13,900,769	12,664,194	13,725,884	12,170,610
Weighted average shares outstanding - diluted	14,222,841	12,664,194	14,350,788	12,170,610

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

	(unaudited) At or For the Three Months Ended December 31,		(unaudited) At or For the Twelve Months Ended December 31,
	2021	2020	2021	2020
Performance Ratios (1):
Return on average assets (2)	0.97%	0.57%	1.23%	0.28%
Return on average equity (3)	5.54%	3.27%	7.06%	1.66%
Interest rate spread (4)	2.30%	1.80%	2.33%	1.63%
Net interest margin (5)	2.44%	2.03%	2.50%	1.93%
Efficiency ratio (6)	60.14%	63.37%	60.85%	81.60%
Average interest-earning assets to average interest-bearing liabilities	122.19%	122.54%	122.40%	122.01%
Net loans to deposits	95.44%	111.10%	95.44%	111.10%
Equity to assets (7)	17.55%	16.97%	17.55%	16.97%
Capital Ratios:
Tier 1 capital to average assets			17.88%	17.25%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.38%	0.40%
Allowance for loan losses as a percent of non-performing loans			113.85%	323.60%
Net recoveries to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			0.33%	0.12%
Non-performing assets as a percent of total assets			0.23%	0.09%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2021 and 2020.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS (unaudited)

Loans are summarized as follows at December 31, 2021 and December 31, 2020:

	December 31, 2021	December 31, 2020
Real estate:
Residential	$319,968,234	$340,000,989
Commercial and multi-family real estate	175,375,419	171,634,451
Construction	41,384,687	9,930,959
Commercial and industrial	7,905,524	13,652,248
Consumer:
Home equity and other	27,728,979	24,713,380

Total loans	572,362,843	559,932,027
Allowance for loan losses	(2,153,174)	(2,241,174)

Net loans	$570,209,669	$557,690,853

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At December 31,			At December
	2021			2020
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
	(unaudited)
Noninterest bearing demand accounts	$39,318	6.58%	—%	$27,062	5.39%	—%
NOW accounts	69,940	11.71	0.82	28,672	5.71	0.74
Money market accounts	57,541	9.63	0.34	58,114	11.58	0.47
Savings accounts	64,285	10.76	0.26	31,761	6.33	1.25
Certificates of deposit	366,396	61.32	0.74	356,364	70.99	1.33

Total	$597,480	100.00%	0.61%	$501,973	100.00%	1.06%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended December 31,
	2021			2020
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$106,400	$37	0.14%	$73,312	$51	0.27%
Loans	577,699	5,555	3.81%	561,710	5,136	3.64%
Securities	98,307	459	1.87%	67,931	373	2.19%
Other interest-earning assets	5,077	55	4.33%	5,803	80	5.51%

Total interest-earning assets	787,483	6,106	3.08%	708,756	5,640	3.17%
Non-interest-earning assets	48,406			30,293

Total assets	$835,889			$739,049

Liabilities and equity:
NOW and money market accounts	$121,764	$198	0.65%	$86,449	$144	0.66%
Savings accounts	64,363	41	0.25%	30,708	20	0.26%
Certificates of deposit	371,490	677	0.72%	359,614	1,404	1.55%

Total interest-bearing deposits	557,617	916	0.65%	476,771	1,568	1.30%
Federal Home Loan Bank advances	86,855	342	1.56%	101,601	438	1.71%

Total interest-bearing liabilities	644,472	1,258	0.77%	578,372	2,006	1.38%

Non-interest-bearing deposits	39,703			26,637
Other non-interest-bearing liabilities	5,030			6,100

Total liabilities	689,205			611,109
Total equity	146,684			127,940

Total liabilities and equity	$835,889			$739,049

Net interest income		$4,848			$3,634

Interest rate spread (1)			2.30%			1.80%
Net interest margin (2)			2.44%			2.03%

Average interest-earning assets to average interest-bearing liabilities	122.19%			122.54%

1.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
2.	Net interest margin represents net interest income divided by average total interest-earning assets.
3.	Annualized.

	Twelve Months Ended December 31,
	2021			2020
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$99,842	$151	0.15%	$68,553	$449	0.65%
Loans	583,362	22,672	3.89%	563,769	20,871	3.70%
Securities	86,035	1,971	2.29%	65,871	1,615	2.45%
Other interest-earning assets	5,606	273	4.87%	6,008	341	5.68%

Total interest-earning assets	774,845	25,067	3.24%	704,201	23,276	3.31%
Non-interest-earning assets	42,252			28,804

Total assets	$817,097			$733,005

Liabilities and equity:
NOW and money market accounts	$104,945	$625	0.60%	$59,984	$530	0.88%
Savings accounts	58,880	127	0.22%	30,005	77	0.26%
Certificates of deposit	373,490	3,519	0.94%	382,696	7,155	1.87%

Total interest-bearing deposits	537,315	4,271	0.79%	472,685	7,762	1.64%
Federal Home Loan Bank advances	97,621	1,519	1.56%	104,479	1,916	1.83%

Total interest-bearing liabilities	634,936	5,790	0.91%	577,164	9,678	1.68%

Non-interest-bearing deposits	30,952			22,109

Other non-interest-bearing liabilities	8,822			9,371

Total liabilities	674,710			608,644
Total equity	142,387			124,361

Total liabilities and equity	$817,097			$733,005

Net interest income		$19,277			$13,598

Interest rate spread (1)			2.33%			1.63%
Net interest margin (2)			2.50%			1.93%

Average interest-earning assets to average interest-bearing liabilities	122.04%			122.01%

1.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
2.	Net interest margin represents net interest income divided by average total interest-earning assets.
3.	Annualized.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended December 31, 2021 Compared to Three Months Ended December 31, 2020			Twelve Months Ended December 31, 2021 Compared to Twelve Months Ended December 31, 2020
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Cash and cash equivalents	$46	$(60)	$(14)	$47	$(345)	$(298)
Loans receivable	609	(190)	419	762	1,039	1,801
Securities	568	(482)	86	462	(106)	356
Other interest earning assets	(31)	6	(25)	(20)	(48)	(68)

Total interest-earning assets	1,192	(726)	466	1,251	540	1,791

Interest expense:
NOW and money market accounts	230	(176)	54	308	(68)	240
Savings accounts	84	(63)	21	64	6	70
Certificates of deposit	86	(813)	(727)	(120)	(2,113)	(2,233)
Federal Home Loan Bank advances	(230)	134	(96)	(108)	148	40

Total interest-bearing liabilities	170	(918)	(748)	144	(2,027)	(1,883)

Net increase (decrease) in net interest income	$1,022	$192	$1,214	$1,107	$2,567	$3,674

BOGOTA FINANCIAL CORP.

RECONCILIATION OF GAAP TO NON-GAAP

The Company’s management believes that the presentation of net income on a non-GAAP basis, excluding nonrecurring items, provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

	Three months ended December 31, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$2,437,244	$404,372	$2,032,872
Add: merger-related expenses	—	—	—

Non-GAAP basis	$2,437,244	$404,372	$2,032,872

	Three months ended December 31, 2020
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,445,843	$399,524	$1,046,319
Add: merger-related expenses	$89,069	$24,939	$64,130

Non-GAAP basis	$1,534,912	$424,463	$1,110,449

	Twelve months ended December 31, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$9,395,250	$1,875,175	$7,520,075
Add: merger and acquisition related expenses	392,197	—	392,197
ADD: Charitable Foundation Contribution	—	—	—
Less: Bargain purchase gain	(1,950,970)	—	(1,950,970)

Non-GAAP basis	$7,836,477	$1,875,175	$5,961,302

	Twelve months ended December 31, 2020
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$2,505,530	$437,305	$2,068,225
Add: merger and acquisition related expenses	167,675	—	167,675
Add: Charitable Foundation Contribution	2,881,500	809,990	2,071,510
Less: Bargain purchase gain	—	—	—

Non-GAAP basis	$5,554,705	$1,247,295	$4,307,410

	Twelve months ended December 31,
Return on average assets (annualized):	2021	2020
GAAP	1.23%	0.28%
Adjustments	0.25%	0.27%

Non-GAAP	0.98%	0.55%
Return on average equity (annualized):
GAAP	7.06%	1.66%

Adjustments	1.46%	1.59%
Non-GAAP	5.60%	3.25%

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110